Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

OS Therapies Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, par value $0.001 per share	Rule 457(c)	2,164,215		$1.52	$3,289,606.89	0.00015310	$503.64
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	Rule 457(c)	1,014,728	(3)	$1.52	$1,542,386.56	0.00015310	$236.14
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	Rule 457(c)	3,870,890	(4)	$1.52	$5,883,752.80	0.00015310	$900.80
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	Rule 457(c)	444,041	(5)	$1.52	$674,942.32	0.00015310	$103.33

	Total Offering Amounts						$11,390,688.57		$1,743.91
	Total Fee Offsets								—
	Net Fee Due								$1,743.91

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock, par value $0.001 per share (“Common Stock”), of OS Therapies Incorporated (the “Registrant”) being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable as a result of stock splits, stock dividends, or other distribution, recapitalization or similar events.

(2)	This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The maximum offering price per share and maximum aggregate offering price are based upon the average of the high and low sales prices of the Registrant’s Common Stock on May 20, 2025, as reported on NYSE American.

(3)	Represents the estimated maximum number of shares of Common Stock issuable upon the conversion of shares of the Registrant’s Series A Senior Convertible Preferred Stock to be offered for resale from time to time by certain of the selling stockholders named in the prospectus that forms a part of the registration statement to which this exhibit is attached (the “Selling Stockholders”).

(4)	Represents the estimated maximum number of shares of Common Stock issuable upon the exercise of certain outstanding warrants to be offered for resale from time to time by certain of the Selling Stockholders.

(5)	Represents the estimated maximum number of shares of Common Stock issuable upon receipt of the Ayala Stockholder Approval (as defined in the registration statement to which this exhibit is attached) to be offered for resale from time to time by certain of the Selling Stockholders.